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                                                                    Exhibit 99.1

                COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                         Howard B. Johnson, CFO
                                         (203) 498-4210 phone


            Vion Receives Additional 180-Day Grace Period From Nasdaq

NEW HAVEN, CT, January 21, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it has been notified by Nasdaq that, in accordance with the terms of the Nasdaq Listing Qualifications Panel decision dated December 16, 2002, the Company had complied with Nasdaq Marketplace Rule 4310(c)(2)(A) as of January 13, 2003. As such, the Company has been afforded an additional 180-day grace period to evidence compliance with the $1.00 minimum closing bid price requirement.

The Company will have until July 10, 2003 to achieve compliance with the bid price requirement.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.